Exhibit 99.B(d)(97)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
SSGA Funds Management, Inc.

Dated October 11, 2005, and as amended on January 26, 2012, March 30, 2012,
December 10, 2013 and March 28, 2017

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

Large Cap Index Fund

[REDACTED]

Extended Market Index Fund

[REDACTED](1)

Dynamic Asset Allocation Fund

[REDACTED]

S&P 500 Index Fund

[REDACTED]

(1) Commencing on March 28, 2017, an offset will be applied by the Adviser against each monthly compensation amount to the Sub-Adviser until a credit in the total amount of [REDACTED] has been achieved. After that time, compensation shall revert to the listed annual rate above, [REDACTED].

Agreed and Accepted:

SEI Investments Management Corporation	SSGA Funds Management, Inc.

By:	By:

/s/ William T. Lawrence	/s/ Ellen Needham

Name:	Name:

William T. Lawrence	Ellen Needham

Title:	Title:

Vice President	Senior Managing Director, Head of Global Funds Management